Exhibit 16.1

July 5, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Novation Companies, Inc.'s (formerly known as NovaStar Financial Inc.) Form 8-K dated July 5, 2012, and have the following comments:

1.	We agree with the statements made in Item 4(a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri